EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form F-1 of Ruanyun Edai Technology Inc. of our report dated September 26, 2022, except for Note 15 to the financial statements, as to which the date is October 27, 2022, with respect to the consolidated balance sheets of Ruanyun Edai Technology Inc. and its subsidiaries as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended March 31, 2022, and the related notes, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

April 3, 2023